As filed with the Securities and Exchange Commission on March 1, 2011

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TORNIER N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-0509600
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Tornier N.V. Amended and Restated Stock Option Plan

Tornier N.V. 2010 Incentive Plan

Tornier N.V. 2010 Employee Stock Purchase Plan

(Full title of the plan)

Fred. Roeskestraat 123

1076 EE Amsterdam

The Netherlands

(+ 31) 20 675 4002

(Address, including zip code and telephone number, including area code, of principal executive offices)

Fred. Roeskestraat 123

1076 EE Amsterdam

The Netherlands

(+ 31) 20 675 4002

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Cristopher Greer, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (4)		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Ordinary shares, par value €0.03	1,532,629	(1)	$18.36 (3)	$28,139,068.44	(3)	$3,266.95
	3,747,888	(2)	$13.39-$22.50 (4)	$63,531,598.68	(5)	$7,376.02

(1)

Represents 1,199,296 ordinary shares issuable in connection with equity awards that may be granted in the future pursuant to the Tornier N.V. 2010 Incentive Plan (the “Incentive Plan”) and 333,333 ordinary shares issuable in connection with equity awards that may be granted in the future pursuant to the Tornier N.V. 2010 Employee Stock Purchase Plan (the “Stock Purchase Plan”).

(2)

Represents 3,747,888 ordinary shares issuable with respect to outstanding options previously granted pursuant to the Tornier N.V. Amended and Restated Stock Option Plan (the “Option Plan”, and collectively with the Stock Purchase Plan and the Incentive Plan, the “Plans”).

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is the product obtained by multiplying (i) $18.36 (the average of the high and low prices of Tornier N.V.’s ordinary shares on February 25, 2011) by (ii) 1,532,629 (number of ordinary shares issuable in connection with equity awards that may be granted in the future pursuant to the Incentive Plan and the Stock Purchase Plan).

(4)

The per-share exercise price with respect to (i) 892,224 of the outstanding options is $13.39, (ii) 793,882 of the outstanding options is $13.89, (iii) 1,017,133 of the outstanding options is $16.98, (iv) 48,405 of the outstanding options is $18.00, and (v) 996,244 of the outstanding options is $22.50.

(5)

Reflects the aggregate offering price based on the per-share exercise price of (i) $13.39 per share with respect to 892,224 of the outstanding options, (ii) $13.89 per share with respect to 793,882 of the outstanding options, (iii) $16.98 per share with respect to 1,017,133 of the outstanding options, (iv) $18.00 per share with respect to 48,405 of the outstanding options, and (v) $22.50 per share with respect to 996,244 of the outstanding options.

(6)

In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Tornier N.V. (the “Company”) to register 4,947,184 ordinary shares, par value €0.03 per share, which are issuable with respect to outstanding options previously granted pursuant to the Option Plan, and which are available for future issuance pursuant to awards to be granted in the future under the Incentive Plan.  As of the effective date of the Company’s Registration Statement on Form S-1, File No. 333-167370, filed with the Commission on June 8, 2010, as amended by Amendments Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, and 12, filed on July 15, August 11, September 14, October 4, October 14, October 27, November 12, January 7, January 18, January 21, January 31, and February 2, 2011, respectively, (the “Form S-1 Registration Statement”), the Company ceased making option grants under the Option Plan, and the number of ordinary shares that remained available for grant under the Option Plan as of such date became available for grant under the Incentive Plan.  The number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement, or other termination of an outstanding option under the Option Plan following the effective date of the Form S-1 Registration Statement shall also become issuable pursuant to the Incentive Plan.  Additionally, this Registration Statement covers 333,333 ordinary shares which may be issued under the Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.                                                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company, are incorporated by reference into the Registration Statement:

(a)          the Company’s Prospectus filed on February 3, 2011, pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Form S-1 Registration Statement, in which there is set forth the Company’s audited financial statements for the year ended December 27, 2009;

(b)         the Company’s Prospectus filed on February 3, 2011, pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Form S-1 Registration Statement, in which there is set forth the Company’s unaudited financial statements for the three quarters ended October 3, 2010;

(c)          the Company’s Current Report on Form 8-K, filed on February 28, 2011, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(d)         the description of the Company’s ordinary shares, €0.03 par value per share, which is contained in the Prospectus included in the Company’s Form S-1 Registration Statement.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.                                                           DESCRIPTION OF SECURITIES

Inapplicable.

Item 5.                                                           INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

Item 6.                                                           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of association provide that we shall indemnify any of our directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner that reasonably could be believed to be in or not opposed to our best interests. In addition, we have entered into indemnification agreements with our directors and officers.

Each indemnification agreement, which is governed by the laws of the State of Delaware (USA), provide, among other things, for indemnification to the fullest extent permitted by law and our articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer or on such director or officer’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe such director or officer’s conduct was unlawful. Each indemnification agreement provides that the director or officer shall not be indemnified and advanced expenses (i) with respect to an action, suit or proceeding initiated by the director or officer unless so authorized by the board of directors of the Company or (ii) with respect to any action, suit or proceeding instituted by the director or officer to enforce or interpret such indemnification agreement unless the director or officer is successful in establishing a right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite such director or officer’s failure to establish the right to indemnification, the director or officer is entitled to indemnity for such expenses.

The Company currently maintains liability insurance for its directors and officers. Such insurance would be available to directors and officers of the Company in accordance with its terms.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors and officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                                                           EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

Item 8.                                                           EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Stibbe N.V. as to the validity of shares to be issued.
23.1	Consent of Stibbe N.V. (included in the opinion filed as Exhibit 5 hereto).
23.2	Consent of Ernst & Young LLP - Independent Registered Public Accounting Firm.
24	Power of Attorney (included on the signature page).

Item 9.                                                           UNDERTAKINGS

1.                                       The undersigned registrant hereby undertakes:

(a)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on the 1st day of March, 2011.

TORNIER N.V.

By:	/s/ Douglas W. Kohrs
Name:	Douglas W. Kohrs
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.  Each person whose signature appears below constitutes and appoints Douglas W. Kohrs and Sean D. Carney as his true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Douglas W. Kohrs		March 1, 2011
Name: Douglas W. Kohrs	President and Chief Executive Officer (Principal Executive Officer)

/s/ Carmen L. Diersen		March 1, 2011
Name: Carmen L. Diersen	Principal Financial and Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Sean D. Carney		March 1, 2011
Name: Sean D. Carney	Director

Signature	Title	Date

/s/ Richard B. Emmitt		March 1, 2011
Name: Richard B. Emmitt	Director

/s/ Pascal E.R. Girin		March 1, 2011
Name: Pascal E.R. Girin	Director

/s/ Kevin C. O’Boyle		March 1, 2011
Name: Kevin C. O’Boyle	Director

/s/ Alain Tornier		March 1, 2011
Name: Alain Tornier	Director

/s/ Richard F. Wallman		March 1, 2011
Name: Richard F. Wallman	Director

/s/ Elizabeth H. Weatherman		March 1, 2011
Name: Elizabeth H. Weatherman	Director

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Stibbe N.V. as to the validity of shares to be issued.

23.1	Consent of Stibbe N.V. (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP - Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page).